Exhibit 10.25

March 8, 2007

Ms. Suzanne Grimes

506 Highbrook Avenue

Pelham Manor, NY  10803

Dear Suzanne:

I am pleased to confirm the verbal offer of employment extended to you for the position of President, Food and Entertaining, reporting to Mary Berner, Chief Executive Officer, Reader’s Digest Association, Inc., the details of which are outlined below.

COMPENSATION AND BENEFITS

1.               As previously discussed, your annual base salary will be $500,000 payable in biweekly installments.  Your base salary is subject to periodic increases based upon performance.

2.               You will receive a sign-on bonus paid in the gross amount of $150,000, less appropriate tax withholding, payable at the end of thirty days of your employment with Reader’s Digest and a subsequent payment in the gross amount of $150,000, less appropriate tax withholding, payable in August 2007.  You will also receive an annual guaranteed payment in the gross amount of $300,000, less appropriate withholding, payable each August, commencing in August 2008.  By accepting this offer, you agree that, in the event that you voluntarily leave Reader’s Digest, or if you are terminated by the company for cause within the twelve months following receipt of payment, you will repay the full amount of the payment prior to the last day of your employment. By accepting this offer, you further agree that Reader’s Digest may deduct this amount from any other amounts Reader’s Digest owes you should you be obligated to repay this amount.

3.               You will be eligible to participate in our annual bonus plan, the Reader’s Digest Management Incentive Plan, with a bonus target for this position of $300,000 and a range of opportunity of up to 200% of target (or up to $600,000).  For FY2007 (July 1, 2006 – June 30, 2007), the bonus target will be pro-rated based upon date of hire.  Awards are based on Company, Unit and individual performance against pre-established goals.  Receipt of a bonus requires that you be on the active payroll at the time awards are paid, which is typically in August.

4.               You will receive an equity stake in the company, commensurate with your level of responsibility and consistent with other senior executive positions, the value of which will be based on the future performance and value of the company.

5.               You will be eligible to participate in Reader’s Digest’s Senior Executive Long-Term Incentive Program (LTIP).  This plan measures and rewards performance over a multi-year period.  A new performance cycle begins each year.  The award earned can range up to 250% of target depending on the extent to which the performance goals are achieved.  Performance cycles and incentive targets are outlined below.

Cycle	Target	Anticipated Payout Date
2008-2009	$300,000	December 2009
2008-2010	$300,000	December 2010

6.               You will be eligible to participate in the benefit programs that are made generally available to Reader’s Digest employees in accordance with their terms, as from time to time in effect, including The Reader’s Digest Association, Inc. Retirement Plan (cash balance account), which currently provides an annual age-based contribution ranging from 3% to 12% of eligible compensation, The 401(k) Partnership of The Reader’s Digest Association, Inc., a savings plan which currently provides a 50% match on the first 6% of pre-tax contributions, and medical, dental, life insurance, short- and long-term disability plans.  Details of these benefit plans are included in the attached information packet.

7.               You will be eligible for the following executive level perquisites:  an annual payment in the gross amount of $7,000 (less appropriate tax withholding) in lieu of financial planning assistance provided by Ayco, the company’s service provider, and an annual payment in the gross amount of $25,500 (less appropriate tax withholding) to cover transportation costs, which will be in lieu of participation in the Flexnet Program (the executive flexible perquisite account).

8.               You will be eligible for severance under The Reader’s Digest Association, Inc. Severance Plan. Under the terms of that plan, you are eligible for severance totaling 52 weeks of base pay if your employment is terminated under certain circumstances, subject to and in accordance with the terms of that plan.  However, we are increasing that to 104 weeks of base pay under the same terms.

9.               Your employment is contingent upon verification of the accuracy of information obtained in the employment process through an independently conducted background investigation, and authorization to work pursuant to the Immigration Reform and Control Act of 1986 (“IRCA”).  Your employment cannot commence until these conditions have been satisfied.

10.         By virtue of accepting these terms of employment with Reader’s Digest, you also agree that, during employment and for a period of 12 months following your termination of employment, you will not, without the written consent of the Chief Executive Officer of Reader’s Digest (upon prior consultation with the Chief Human Resources Officer of Reader’s Digest), directly or indirectly, whether or not for compensation, work for, provide services to or otherwise engage in any activity on behalf of the following companies (and any of their affiliates or subsidiaries):  Conde Nast, Hearst Corporation, Hachette Filipacchi Magazines, Meredith Corporation, Rodale Inc., Time Warner.

11.         You further agree that for the 12 month period following your termination for any reason at any time, you will not, directly or indirectly, solicit any employee of Reader’s Digest (or their affiliates or subsidiaries) to cease employment with those entities or seek employment elsewhere.

Suzanne, while this letter provides you with information about compensation and benefits, neither this letter nor any conversation is intended to create an employment contract.  In all instances mentioned above, the specific terms of the applicable plans and awards govern, and Reader’s Digest reserves the right to amend or terminate those plans or policies in accordance with their terms.  Additionally, our policy is that “all employment by the Company is at will and the Company reserves the right to terminate any employee at any time with or without cause.”

We look forward to you joining the leadership team of Reader’s Digest and are confident that you will make a significant difference for our Company.

Sincerely,

Lisa Cribari
Vice President,
Global Human Resources

cc:  Mary Berner